Exhibit 10.1

FACILITIES AND MANAGEMENT SERVICES AGREEMENT

THIS FACILITIES AND MANAGEMENT SERVICES AGREEMENT is entered into and made effective as of March 1, 2009, by and between Maria Teresa Agner, M.D. and Maria Teresa Agner, MD, Inc., a California Professional Corporation, hereinafter collectively referred to as (“Doctor”) and MySkin, Inc., a California Corporation (“Company”).

W I T N E S S E T H:

WHEREAS, Doctor is a validly existing California professional corporation owned by a duly licensed physician engaged in the practice of medicine; and

WHEREAS, Company is a duly filed and validly existing California corporation which desires to provide facilities and management services including, without limitation, capital, facilities, equipment, personnel and management expertise (“Management Services”) for Doctor’s practice of medicine utilizing Company’s existing facilities located at 811 Victoria Street, Costa Mesa, California 92627 ("Premises"), and such other locations as may be agreed upon by the parties; and

WHEREAS, Doctor desires to obtain such Management Services as are reasonably necessary and appropriate for the management of the non-medical aspects of Doctor’s practice of medicine in the Premises, and desires Company to provide such services.

NOW THEREFORE, for and in consideration of the agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings ascribed thereto, unless otherwise clearly required by the context in which such term is used.

1.1 Agreement. The term "Agreement" shall mean this Facilities and Management Services Agreement between Doctor and Company and any written amendments hereto, as may from time to time be adopted by the Parties hereto, as hereinafter provided.

1.2 Company. The term "Company" shall mean MySkin, Inc., a California Corporation, and any affiliates owned principally by the Company.

1.3 Doctor. The term "Doctor" shall mean Maria Teresa Agner, M.D., individually or the California professional corporation, of which he/she is the majority shareholder.

1.4                Licensed Personnel The term “Licensed Personnel” shall mean licensed medical employees as described in Section 4.2 hereof.

1.5 Practice. The term “Practice” shall mean the medical practice of Doctor in which of the Professional Services are provided on the Premises as described herein.

1.6 Practice Account. The term "Practice Account" shall mean the bank account established as described in Sections 3.11 herein below.

1.7 Practice Expenses. The term “Practice Expenses” shall mean the expenses incurred by the Doctor in the provision of Professional Services as described in Section 3.12 herein below.

1.8 Premises. The term "Premises" shall mean the medical office(s) leased by Company for the Practice of Doctor.

1.9 Professional Services. The term "Professional Services" shall mean certain medical services, specifically including laser hair removal, laser skin enhancement procedures and other cosmetic medical procedures provided by and/or supervised by Doctor in the Premises using Company’s facilities, medical equipment and the employment, training, and supervision of Licensed Personnel.

1.10 Management Account. The term “Management Account” shall mean the bank account established as described in Section 3.13 herein below.

1.11 Management Expenses. The term “Management Expenses” shall mean the expenses incurred by the Company in the provision of Management Services as described in Section 3.14 herein below.

1.12 Management Fee. The term "Management Fee" shall mean Company's compensation as described in Section 5 hereof.

1.13 Management Services The term “Management Services” shall mean management and support services, specifically including the Premises and utilities for the Practice, furniture and equipment, employment of non-licensed personnel, advertising and promotional services, office supplies, etc.

1.14 Term. The term "Term" shall mean the initial and any renewal periods of duration of this Agreement as described in Section 6.1 hereof.

2 Appointment and Authority.

2.1 Appointment. Doctor hereby appoints Company as its exclusive agent for the provision of Management Services related to the Practice, and Company hereby accepts such appointment, subject at all times to the provisions of this Agreement.

2.2 Authority of Company. Consistent with the provisions of this Agreement, Company shall have the responsibility and commensurate authority to provide Management Services for Doctor’s Practice, including, without limitation, the provision of office space, equipment, utilities, supplies, support services, non-licensed personnel, marketing, billing and collection services, financial record keeping, and other business management services as provided herein. Company, is hereby expressly authorized to provide all such services in a manner deemed reasonably appropriate to meet the day-to-day requirements of the Practice. Company, at its discretion, shall perform some or all of the Management Services specified hereunder, however, may delegate functions and duties to such other individuals or entities Company deems to be qualified to perform such.

2.3 Authority of Doctor. Doctor shall be solely responsible for the supervision and control over the provision of all Professional Services of the Practice, including all treatment, procedures and other medical services which shall be provided and performed by Doctor or by licensed health care personnel supervised by Doctor, as Doctor, in its sole discretion, deems appropriate and in accordance with all applicable federal, state and local laws, rules and regulations.

3 Obligations of Company.

3.1 Office Facilities. Company shall provide the Premises, which shall be improved and furnished office space adequate for the Practice.

3.2 Equipment. Company shall provide the equipment deemed by the parties hereto to be reasonably necessary and appropriate for the provision of Professional Services on the Premises. Company shall repair and maintain the Premises and equipment provided pursuant to this Agreement. Doctor shall not acquire any title or ownership interest in the Premises or any equipment of the Company made available pursuant to this Agreement.

3.3 Utilities and Related Premises Services. Company shall provide necessary electricity, gas, water, telephone, sewage, waste collection, cleaning (interior and exterior), pest extermination, heating and air-conditioning maintenance, and similar services reasonably necessary and appropriate for the Practice. Company shall provide disposal of all medical and non-medical wastes generated at the Premises including disposal of any bio-hazardous waste and any other medical waste that require special disposal.

3.4 Supplies. Company shall provide office and other business supplies as are reasonably necessary and appropriate for the provision of Professional Services in the Premises. Company shall order on behalf of Doctor all patient care supplies and medications shall in accordance with the specifications of Doctor with respect to brand names, dosages, quantities and other specifications.

3.5 Support Services. Company shall provide all laundry, linen, printing, stationery, forms, postage, duplication or photocopying services, medical record maintenance services, and other similar support services as are reasonably necessary and appropriate for the provision of Professional Services on the Premises.

3.6                Licenses and Permits. Company shall on behalf of and in the name of Doctor, apply for, obtain and maintain all federal, State and local licenses and regulatory permits required for or in connection with the operation of the Practice and the equipment provided by the Company for use in the Premises. For any licenses and permits relating to the practice of medicine which require the approval or direct action of the Doctor, Doctor agrees to cooperate with Company as reasonably required to obtain such licenses or permits.

3.7                Personnel. Company shall employ or otherwise retain all administrative, clerical, and other non-licensed personnel as Doctor and Company deem reasonably necessary and appropriate for the operation of the Practice. Company shall have the responsibility for the payment of salaries and fringe benefits, and for withholding of income tax, unemployment insurance, social security, or any other withholding pursuant to any applicable law or governmental requirement. In recognition of the fact that the personnel retained by Company to provide services pursuant to this Agreement may from time to time perform services for others, this Agreement shall not prevent Company from performing such services for others or restrict Company from using its personnel to provide services to others, provided such activity does not cause any material detriment to the Practice.

3.8                Marketing. In accordance with applicable laws and applicable ethical standards and restrictions, and subject to Doctor’s approval, Company shall establish and implement, at its expense, a marketing and public relations program promoting Professional Services. Company shall establish signs on or about the Premises identifying the operations of the Practice.

3.9 License to Use Tradenames and Trademarks of Company. Doctor’s use of any trademark, trade name, service mark, insignia, slogan, emblem, symbol, design or other identifying characteristic owned by or associated with Company, or any of its subsidiaries or affiliates (collectively, “Company Marks”) shall be subject to the written approval of Company. Doctor acknowledges both before and after the expiration of this Agreement the exclusive right of Company to use or to grant to others the right or license to use any Company Marks. Doctor acknowledges that the use of such Company Marks by Doctor are granted at the absolute discretion of Company, and such use shall terminate immediately upon written notice from Company. Except as specifically authorized by this Agreement, Doctor agrees to not use Company Marks nor imitate or infringe upon any of the foregoing in whole or in part.

Upon the termination of this Agreement for any cause whatsoever, Doctor shall forthwith cease any use of such Company Marks in any signs, advertising and promotional material in order to comply with the provisions of this Section. Upon termination of this Agreement, Doctor shall immediately file a Cancellation of Fictitious Name Permit with the Medical Board which uses the Company name, or name similar thereto.

3.10 Collection Policies. Company shall on behalf of Doctor establish and maintain collection policies and procedures, and shall use Company's best efforts to timely collect for all billable Professional Services provided in the Practice. Company and Doctor shall establish a fee schedule for all billable Professional Services. The parties shall consult regarding any changes in such fee schedule prior to implementation of such changes.

In connection with this Section and throughout the Term, Doctor hereby grants a Special Power of Attorney to Company and appoints Company as Doctor's true and lawful agent and attorney-in-fact, and Company hereby accepts such special power of attorney and appointment, for the following purposes:

3.10.1 To bill Doctor's patients, in Doctor's name and on Doctor's behalf, for all billable Professional Services provided in the Practice.

3.10.2 To collect and receive, in Doctor's name and behalf, all accounts receivable generated in the Practice and to deposit all amounts collected in the Practice Account, as defined hereinafter. In connection herewith, Doctor covenants to immediately transfer and deliver to Company all funds received for Professional Services from patients or any third party payors.

3.10.3 To take custody of, endorse in the name of Doctor, and deposit into the Practice Account any notes, checks, money orders, and any other instruments received in payment of the accounts receivable for Professional Services of the Practice.

Upon request of Company, Doctor shall execute and deliver to Company or the financial institution wherein the Practice Account is maintained, any additional documents or instruments as may be reasonably necessary to evidence or effect the Special Power of Attorney granted to Company by Doctor pursuant to this Section 3.11 or pursuant to Section 3.15 hereof.

3.11 Practice Account. Doctor hereby appoints Company as Doctor's true and lawful agent and attorney-in-fact, and grants Company a Special Power of Attorney to have full authority to deposit all funds and revenues generated from the provision of Professional Services of the Practice, and to make withdrawals and sign checks for disbursements for the purpose of making payment of any and all Practice Expenses, including disbursement to the Management Account and all other disbursements as defined herein. Company shall open and maintain a bank account designated as “Practice Account” for the deposits and disbursement of funds of the Practice. The Practice Account shall be opened in the Doctor’s name and under the Doctor’s employment identification number (“EIN”) as issued by the Internal Revenue Service.

3.12 Practice Expenses. Company shall pay from the Practice Account all costs and expenses reasonably related to the Practice, including but not limited to compensation benefits and employment costs associated with all Licensed Personnel, professional liability insurance, medical supplies and all such other direct and indirect expenses reasonably incurred by Doctor in the provision of Professional Services for the Practice (collectively, “Practice Expenses”).

3.13 Management Account. Company shall open and maintain a separate bank account designated as “Management Account” for the deposits and disbursement of funds of the Company. The Management Account shall be opened in the Company’s name and under the Company’s EIN as issued by the Internal Revenue Service.

3.14 Management Expenses. Company shall pay from the Management Account all costs and expenses reasonably related to the provision of any Management Services, including but not limited to office rent, utilities and other occupancy costs, compensation benefits and employment costs associated with all non-licensed personnel, general liability insurance, equipment lease and maintenance costs, advertising and promotion, support personnel and contracted consultants, office supplies, and all such other direct and indirect expenses reasonably incurred by Company respecting the provision of the Management Services for the Practice (collectively, "Management Expenses").

3.15 Accounting and Financial Records. Company shall establish and administer accounting procedures and systems for the preparation, and safekeeping of records and books of account relating to the provision of Professional Services of the Practice, all of which shall be prepared and maintained in accordance with generally accepted accounting principles consistently applied for a cash basis accounting system. Company shall prepare and deliver to Doctor reports reflecting the financial status of the Practice.

3.16 Patient Records. Company shall maintain procedures and policies for the timely filing and maintenance of all patient records generated in the Practice in accordance with all applicable State and federal laws relating to the maintenance and confidentiality of patient records. All patient records shall be the property of Doctor, but shall be maintained by, and in the custody of Company to the extent necessary for Company to fulfill its obligations under this Agreement. Company, to the extent lawfully permitted, shall have access to such patient records, for the purpose of making necessary copies, in the event this Agreement is terminated.

3.17 Indemnification by Company. Company does hereby indemnify, hold harmless, and agrees to defend Doctor and its officers, employees, and agents from and against any claims, obligations, demands, causes of action, losses, liabilities, damages, costs and expenses, including reasonable attorney's fees (collectively "Claims") arising out of or connected with the negligence or fault of Company, its employees, agents, contractors or Company's performance of its obligations within its scope of responsibility hereunder.

4. Obligations of Doctor.

4.1 Organization/Operation. Doctor, individually, and Doctor’s professional corporation, shall at all times during the Term (i) be and remain legally organized to provide Professional Services in a manner consistent with all State and federal laws; (ii) be duly authorized to conduct business in the State of California; and (iii) maintain adequate medical supervision by licensed physicians of all Professional Services provided by the Practice.

4.2                Licensed Personnel of Doctor. Doctor shall be solely responsible for the selection, employment, training, and supervision of all licensed health care personnel, including, but not limited to physician assistants, nurses and medical assistants, as Doctor deems reasonably necessary and appropriate for Doctor's operation of the Practice, collectively, "Licensed Personnel", while performing Professional Services on the Premises. All Licensed Personnel shall at all times hold and maintain a valid and unlimited license to practice in the State. Payment of the compensation and related costs of such personnel shall be paid from the Practice Account.

4.3                Special Consideration/Non-Competition . Doctor hereby acknowledges that Company will incur substantial costs in providing the Premises, equipment, supplies, support services, non-licensed personnel, marketing, management and other items and services that are the subject matter of this Agreement. Accordingly, Doctor covenants and agrees that during the term of this Agreement and any extension thereof, plus one (1) year thereafter, Doctor or any physician employee or contractor of Doctor, shall neither directly or indirectly (a) solicit or employ any employee or independent contractor of the Practice or Company without prior written approval of the Company, and (b) disclose, communicate or disclose to, or use for the direct or indirect benefit of any other person or entity any confidential information regarding Company's business methods, business policies, procedures, techniques, or trade secrets or other knowledge or processes developed by Company, made known to Doctor or learned or acquired by Doctor hereunder.

If any restriction contained in this Section is held by any court or regulatory body to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions set forth herein shall be enforced independently of each other.

4.4 Doctor's Insurance. Company, on behalf of and at Doctor’s expense, shall obtain and maintain throughout the Term hereof appropriate professional liability insurance covering Doctor and all of Doctor's Licensed Personnel in the minimum amount of One Million Dollars ($1,000,000) for each occurrence and Three Million Dollars ($3,000,000) annual aggregate, and such amounts as may be reasonable (collectively, "Professional Insurance"). The insurance policy or policies shall provide for at least thirty (30) days advance written notice from the insurer as to any alteration of coverage, cancellation, or proposed cancellation of coverage for any cause. Doctor shall notify Company of all legal actions or proceedings instituted by or against Doctor arising out of or related to Doctor's operation of the Practice.

4.5 Indemnification by Doctor. Doctor does hereby indemnify, hold harmless, and agrees to defend Company and its officers, employees, and agents from and against any claims, obligations, demands, causes of action, losses, liabilities, damages, costs and expenses, including reasonable attorney's fees (collectively "Claims") arising out of or connected with the negligence or fault of Doctor, its employees, agents, contractors or Doctor's performance of its obligations hereunder.

5 Management Fee.

5.1 Calculation of Management Fee. Doctor and Company mutually acknowledge that Company is making a substantial investment in entering into this Agreement. Payment of the Management Fee is acknowledged as the parties negotiated agreement as to the reasonable, fair market value of the facilities and services, management and other items and services furnished by Company pursuant to this Agreement, considering the nature of the services required, the risks assumed by Company, and the capital being made available to Doctor by Company on a non-recourse basis. In order to properly reflect the adequacy of compensation for the range of services provided by Company, it is mutually agreed that the Management Fee shall be reviewed at least annually for possible renegotiation based upon the extent of management services to be provided.

Doctor shall reimburse Company for the actual, documented costs of all Management Services, as set forth in Exhibit A, provided by the Company to the Doctor in accordance with this Agreement. Additionally, for the billing and collection services, and support and management services described herein that will be provided by Company, as well as for its efforts in providing the office space and equipment for the Doctor, Doctor shall pay Company a fixed monthly fee (the “Service Fee”) as set forth in Exhibit A. Reimbursement of Company’s costs plus the Service Fee are referred to herein collectively as the “Management Fee” and shall be payable by Doctor to Company in accordance with this Section 5.1, as well as pursuant to Exhibit “A,” hereto, payable on the fifth day of each month during the Term.

In the event that the accumulated Gross Collected Revenues are insufficient to allow payment of all Practice Expenses and the Management Fee incurred, then the amount payable for the Management Fees accrued may be accumulated at the discretion of the Company and payable in any future month(s) that funds become available from the Practice Account, however, the Management Fee shall by payable solely from the Practice Account. Doctor shall incur no liability for repayment other than from such funds.

5.2 INTENTIONALLY LEFT BLANK

5.3 Loans to Practice Account. In the event that funds are required to be advanced by Company to provide for working capital for the operation of the Practice, such funds shall be reimbursed to Company from the Practice Account as soon as available. Any loan amounts which are not repaid to Company within thirty (30) days from disbursement by Company shall bear interest at the rate of eight percent (8%) on the unpaid balance until repaid. Any amounts advanced shall be reimbursed to Company solely from the Practice Account from funds generated from the Practice, and Doctor shall incur no liability for repayment other than from such funds.

5.4 Right to Inspect Records. Doctor shall upon reasonable notice to Company have the right to inspect the records related to this Agreement to ascertain the Collected Revenues, Practice Expenses, and calculation of Company's Management Expenses and Management Fee. Payment of the Management Fee is acknowledged as the parties' negotiated agreement as to the reasonable, fair market value of the facilities and services, management and other items and services furnished by Company pursuant to this Agreement, considering the nature of the services required and the risks assumed by Company.

6 Term and Termination.

6.1 Initial and Renewal Terms. This Agreement shall be effective as of March 1, 2009, for a period of One (1) year therefrom, and shall be automatically extended for additional one (1) year periods unless terminated pursuant to Section 6.2. Either party hereto may, without cause, terminate this Agreement by providing at least sixty (60) days written notice to the other party prior to such termination.

6.2 Termination. This Agreement may be terminated upon the first to occur of any of the following events:

6.2.1 Termination by Agreement. In the event Doctor and Company shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

6.2.2 Bankruptcy. In the event that either party becomes insolvent, or if any petition under federal or State law pertaining to bankruptcy or insolvency or for a reorganization or arrangement or other relief from creditors shall be filed by or against either party, or if any assignment, trust, mortgage, or other transfer shall be made of all or a substantial part of the property of either party, or if either party shall make or offer a compromise in its debts with its creditors, or if a receiver, trustee, or similar officer or creditor's committee shall be appointed to take charge of any property of or to operate or wind up the affairs of either party, then the other party may by written notice immediately terminate this Agreement.

6.2.3 Specific Doctor Breaches. At Company's option, in the event that any of the following occurs with respect to Doctor’s physician shareholder, that he shall (i) die or be involuntarily inducted into the active military services of the United States, (ii) fail by omission or commission in any substantial manner to provide Professional Services in a competent manner, (iii) fail to meet any of the qualifications set forth in Section 4.1 hereof, (iv) has his license to practice medicine revoked, suspended, canceled or limited in any manner, (v) is convicted of a felony or any crime of moral turpitude, or (vi) refuses to deliver to the Company all revenues received respecting the provision of Professional Services of the Practice.

6.2.4 Company Breaches. At Doctor's option, in the event Company (i) fails to make timely payments of the obligations it has undertaken or (ii) is in default of any material obligations having an impact upon Doctor, then Doctor may by written notice to Company terminate this Agreement if Company has failed to cure such default within thirty (30) days of Doctor's written notice of such violation, provided if such breach cannot by its nature be reasonably cured within thirty (30) days then Company shall have such time as may be reasonable to cure the breach.

6.2.5 Action by Medical Board or Other Authority with Legal Jurisdiction. While both parties believe that this Agreement is in full compliance with the California Business and Professional Code and Code of Regulations, the interpretation of the Codes and other relevant acts are subject to change. In the event the Medical Board for the State or other authority with legal jurisdiction shall, solely by virtue of this Agreement, initiate an action to revoke the license of any physician retained by Doctor to practice medicine in the State, or initiate any action against the Company, either party hereto may, by written notice to the other party, immediately request that the Agreement be amended in a mutually acceptable manner. Any amendment shall be made in the lawful manner which results in the least changes to the parties' expectations hereunder. In the event the offending provisions of the Agreement cannot be cured as to the legality of such provisions to the satisfaction of both parties, then either party may terminate this Agreement upon ten (10) days written notice, and such termination shall be conducted as set forth in Section 6 of this Agreement.

6.2.6 Default. In the event either party shall give written notice to the other that such other party has substantially defaulted in the performance of any material duty or material obligation imposed upon it by this Agreement, and such default shall not have been cured within thirty (30) days following the giving of such written notice, the party giving such written notice shall have the right to immediately terminate this Agreement unless the defaulting party shall, within said thirty (30) day period, have made a good faith effort to initiate corrective action and it is contemplated that such corrective action will be completed within the following thirty (30) day period.

6.3 Effects of Termination. Upon termination of this Agreement, as hereinabove provided, neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of termination, and (ii) obligations, promises, or covenants set forth herein or in those collateral agreements of even date herewith that are expressly made to extend beyond the Term, including, without limitation, indemnities, non-compete and fees which provisions shall survive the expiration or termination of this Agreement.

6.4 Continued Professional Services. Following any notice of termination hereunder, whether given by Company or Doctor, Doctor and Company will fully cooperate with each other in all matters relating to the performance or discontinuance of Professional Services, as appropriate.

7 Miscellaneous Provisions.

7.1 Exhibits, Schedules and Other Instruments. As used herein, the expression "this Agreement" means the body of this Agreement and all exhibits, certificates, and schedules; and the expressions "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement and such exhibits, certificates, and schedules as a whole and not to a particular part or subdivision thereof unless otherwise clearly indicated.

7.2 Independent Relationship. It is mutually understood and agreed that Doctor and Company, in performing their respective duties and obligations under this Agreement, are at all times acting and performing as independent contractors with respect to each other, and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship or a joint venture relationship, or to allow Company to exercise control or direction of any nature, kind, or description over the manner or method by which Doctor performs Professional Services.

7.3 Notices. Any notice, demand, or communication required, permitted, or desired to be given shall be deemed effectively given (i) when personally delivered, (ii)  three (3) business days next following the day the notice is, mailed by prepaid certified mail, return receipt requested, or (iii) the next business day following deposit with a reputable overnight courier, addressed as follows:

Doctor: 811 Victoria Street

Costa Mesa, CA 92627

Company: 811 Victoria Street

Costa Mesa, CA 92627

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given in accordance with the provisions hereof, shall be deemed to be receipt of the notice sent.

7.4 Legal Fees and Costs. In the event either party brings any action for relief against the other, declaratory or otherwise, arising out of this Agreement (including actions to enforce and interpret this Agreement), the losing party shall pay to the prevailing party, in addition to any other relief to which such party shall be entitled, a reasonable sum for attorneys fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment, in addition to any other relief to which such party shall be entitled.

7.5 Choice of Law and Venue. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE INTERPRETED, CONSTRUED, ENFORCED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, AND THAT THE COURTS OF THAT STATE SHALL BE THE EXCLUSIVE COURTS OF JURISDICTION AND VENUE FOR ANY LITIGATION, SPECIAL PROCEEDING OR OTHER PROCEEDING AS BETWEEN THE PARTIES THAT MAY BE BROUGHT, OR ARISE OUT OF, IN CONNECTION WITH, OR BY REASON OF THIS AGREEMENT. EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS.

7.6 Assignment. Except as may be herein specifically provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns; provided, however, that Doctor shall not assign, transfer or pledge his rights and obligations under this Agreement or collaterally assign or hypothecate this agreement without the prior written consent of Company. Company shall have the right to (i) assign its rights and obligations hereunder to any affiliated third party and (ii) collaterally assign its interest in this Agreement and its right to collect Management Fees hereunder to any financial institution or other third party without the consent of Doctor. Company must provide ten days prior written notice to Doctor prior to assigning this Agreement.

7.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

7.8 Enforcement. All claims and disputes relating to this Agreement shall be subject to confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining and with one arbitrator. Written notice of demand for arbitration shall be filed with the other party to the Agreement and with the American Arbitration Association, within a reasonable time after the dispute has arisen. In the event either party resorts to legal action to enforce the arbitration results or any other provision of this Agreement, the prevailing party shall be entitled to recover the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

7.9 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural. The term "person" when used herein shall mean an individual, partnership, joint venture, corporation, trust, government entity, and association.

7.10 Additional Assurances. Except as may be herein specifically provided to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting party may deem necessary to effectuate this Agreement.

7.11 Consents, Approvals, and Exercise of Discretion. Except as may be herein specifically provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed, and such discretion shall be reasonably exercised in good faith.

7.12 Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party.

7.13 Severability. In the event any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason and, in any respect, if the extent of such invalidity, illegality or unenforceability does not destroy the basis of the bargain herein such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be in full force and effect, and enforceable in accordance with its terms as if such provisions had not been included, or had been modified as provided below, as the case may be. To carry out the intent of the parties hereto as fully as possible, the invalid, illegal or unenforceable provision(s), if possible, shall be deemed modified to the minimum extent necessary and possible to render such provision(s) valid and enforceable.

7.14 Future Laws and Regulations. To carry out the intent of the parties to comply with all laws and regulations affecting and governing this Agreement, the parties hereto agree that, if any laws or regulations are enacted after the effective date of this Agreement that cause any portion of this Agreement to be illegal, invalid, or unenforceable, the parties shall modify the affected terms to comply with the enacted laws and regulations. However, if the parties fail to modify this Agreement to conform with those laws and regulations, or if any opinions issued by a court interpreting governing laws or regulations find any portion of this Agreement illegal, invalid, or unenforceable, section 7.13 of this Agreement shall govern.

7.15 Divisions and Headings. The division of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith are solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

7.16 Amendments and Agreement Execution. This Agreement and amendments thereto shall be in writing and executed in multiple copies on behalf of Doctor by its duly authorized representative and on behalf of Company by its duly authorized representative. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

7.17 Time of Essence. Time shall be of the essence with respect to this Agreement.

7.18  Entire Agreement/Amendment. This Agreement supersedes all previous written or oral agreements, negotiations, and understandings, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter and no party shall be entitled to benefits or subject to obligations other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute one instrument. It shall not be necessary that the signatures of all of the parties appear on each counterpart; it shall be sufficient that the signature of each party appear on one or more counterparts.

7.19 Rules of Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits, certificates and schedules hereto. The term "include" or "including" shall mean without limitation by reason of enumeration.

7.20 Third Parties. None of the provisions of this Agreement shall be for the benefit of third parties or enforceable by any third party. Any agreement to pay an amount and any assumption of a liability herein contained, expressed or implied, shall only be for the benefit of the parties hereto and such agreement or assumption shall not inure to the benefit of the any third party, including an obligee.

IN WITNESS WHEREOF, Doctor and Company have executed this Agreement in multiple originals as of the date written above.

Doctor:

By Maria Teresa Agner

Its: President

Company:

By Marichelle Stoppenhagen

Its: President

EXHIBIT “A”

MANAGEMENT FEE CALCULATION

Company and Doctor acknowledge and mutually agree that during the initial twelve (12) months of this Agreement, in consideration for the value of Management Services provided, Company shall be paid a Management Fee as set forth in this Exhibit A and as described in Section 5 of this Agreement, in an amount to reimburse for all Management Expenses incurred directly or indirectly, including but not limited to: office rent and occupancy costs, lease and maintenance of equipment, utilities, employment of non-licensed personnel, general liability insurance, office and other supplies, advertising and promotion, and other related expenses.

In addition to such reimbursement of Management Expenses, a monthly service fee equal to Forty Percent (40%) of Gross Collected Revenue, shall be calculated and payable monthly (“Service Fee”). Gross Collected Revenue shall be defined as the gross amount of all sums collected from the Professional Services performed and medical supplies provided by or on behalf of Doctor in the Practice less the cost of goods sold related to those product sales and materials used in those services , and shall not include revenue collected by Company from customers of Company for non-medical services or products provided. Payment of the Management Fee shall be payable on or before the 15th day of each month of this Agreement following the month services were performed.

In order to properly reflect the adequacy of compensation payable for the range of services provided by Company, it is mutually agreed that the Management Fee shall be reviewed for possible renegotiation at least annually.